THIRDLINE REAL ESTATE INCOME FUND

SHAREHOLDER SERVICING PLAN

WHEREAS, Thirdline Real Estate Income Fund ("Fund") is registered as an closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund desires to adopt a Shareholder Servicing Plan (the "Plan") and the Board of Trustees, including a majority of the Qualified Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its shareholders;

NOW THEREFORE, the Fund hereby adopts the Plan on behalf of each class of the Fund listed in Appendix A on the following terms and conditions:

SECTION 1. As used in this Plan, (a) the term "interested person" shall have the meaning given it in the 1940 Act and the rules and regulations thereunder, subject to such exemption or interpretation as may be provided by the Securities and Exchange Commission or the staff thereof, and (b) the term "Qualified Trustees" shall mean the Trustees of the Fund who (i) are not "interested persons" of the Fund and (ii) have no direct or indirect financial interest in the operation of the Plan or in any Agreements.

SECTION 2. The Fund may execute and deliver written agreements ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of shares of the Funds ("Servicing Agents"). Pursuant to such Agreements, Servicing Agents shall provide support services as set forth therein to their clients who beneficially own shares of a Fund in consideration of a fee payable from the assets of each class of each Fund listed in Appendix A, computed monthly in the manner set forth in such Fund's then current prospectus, at the annual rates set forth in Appendix A. The Fund's distributor, administrator and adviser, and their respective affiliates, are eligible to become Servicing Agents and to receive fees under the Plan. All expenses incurred by a class of shares of a Fund in connection with the Agreements and the implementation of the Plan shall be borne entirely by the holders of that class of shares.

SECTION 3. The Fund's Officers shall monitor, or shall cause the Fund's administrator to monitor, the arrangements pertaining to the Fund's Agreements with Servicing Agents.

SECTION 4. The Plan shall be effective with respect to each class of a Fund listed on Appendix A, (or each class of a Fund added to Appendix A from time to time): (a) on the date upon which it is approved for such class by vote of a majority of the Trustees of the Fund, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan for such class; or (b) on the date the class commences operations, if such date is later.

SECTION 5. Unless earlier terminated, the Plan shall continue in effect for a period of one year from its effective date and shall continue thereafter for successive annual periods, provided that such Plan is reapproved at least annually, with respect to a class or classes of shares of a Fund by vote of a majority of the Trustees of the Fund, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such reapproval.

SECTION 6. So long as the Plan is in effect, the Fund shall provide, or shall cause the Fund's administrator to provide, to the Fund's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

SECTION 7. The Plan may be amended at any time with respect to a class or classes of shares of a Fund by the Trustees of the Fund, provided that any material amendment of the terms of the Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 5.

SECTION 8. The Plan may be terminated with respect to any class at any time by vote of a majority of the Qualified Trustees.

SECTION 9. While the Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Fund shall be committed to the discretion of such Trustees who are not interested persons of the Fund.

SECTION 10. Notwithstanding anything herein to the contrary, no Fund or class of shares shall be obligated to make any payments under the Plan that exceed the maximum amounts payable under FINRA Rule 2341.

SECTION 11. The Fund shall preserve copies of the Plan, each Agreement, and each written report presented to the Fund's Board of Trustees pursuant to Section 6 hereof, for a period of not less than six year from the date of the Plan, Agreement or report, as the case may be, the first two years in an easily accessible place.

SECTION 12. The provisions of the Plan are severable for each class of each Fund listed in Appendix A, and whenever any action is to be taken with respect to the Plan, such action shall be taken separately for each such class affected.

APPENDIX A

Funds and Share Classes	Maximum Shareholder Servicing Fee
Thirdline Real Estate Fund	0.25%

Approved by the Board of Trustees: _____________, 2021

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